EXHIBIT 23.3
CONSENT OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated August 4, 2005, except for the restatement described in Note 2 included in the 2005 Form 10-K (Amendment No. 3) (not separately presented herein) to correct annual disclosures of earnings per share as described in Note 2 to which the date is December 15, 2005 relating to the consolidated financial statements of Terremark Worldwide, Inc., which appears in Terremark Worldwide, Inc.’s Annual Report on Form 10-K for the year ended March 31, 2007. We also consent to the reference to us under the heading “Experts” in this Registration Statement.
/s/ PricewaterhouseCoopers LLP
Miami, Florida
October 8, 2007